Exhibit 99.1

Big Digital Energy, Inc. Regains Compliance with Nasdaq Listing Rule 5550(b)(1)

Company Resolves Previously Disclosed Stockholders’ Equity Deficiency and Returns to Full Compliance with Nasdaq Listing Standards

MIDLAND, PA, June 17, 2026 – Big Digital Energy, Inc. (“Big Digital” or the “Company”) (Nasdaq: “BGDE”), today announced that it has received formal notification from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in stockholders’ equity. The Company had previously been notified that it was not in compliance with Listing Rule 5550(b)(1) after stockholders’ equity fell below the required threshold under prior management.

The stockholders’ equity deficiency was a legacy issue inherited by the Company’s current management team. Since assuming control of Big Digital in early April 2026, the new leadership team has maintained stockholders’ equity above the $2.5 million minimum required under Nasdaq Listing Rule 5550(b)(1) and has implemented a series of initiatives designed to strengthen the Company’s financial position, corporate governance, and long-term operating foundation. Nasdaq’s determination is subject to the Company maintaining stockholders’ equity of at least $5 million in each quarter for a twelve-month period, beginning with the quarter ended June 30, 2026, and promptly notifying Nasdaq of any significant events that could affect the Company’s compliance with that requirement.

“We are pleased to have formally resolved this matter and to receive confirmation that Big Digital is fully compliant with Nasdaq’s listing requirements,” said Cody Smith, Chief Operating Officer of Big Digital Energy. “This is yet another example of the new management team fortifying BGDE, addressing and resolving legacy issues, and laying the foundation for a world-class company. Since assuming leadership, our focus has been on strengthening every aspect of the business; from governance and compliance to operations and strategic growth initiatives. Management is confident in the Company’s ability to meet and maintain the heightened $5 million minimum stockholders’ equity requirement as it continues executing on its strategic plan. We believe these efforts are positioning Big Digital for long-term success and creating value for our shareholders.”

The Company also expressed its appreciation to Nasdaq for its professionalism and partnership throughout the compliance process.

“We would like to thank Nasdaq for being a strong and constructive partner as we worked through this matter,” added Smith. “We are proud to continue our listing on Nasdaq and remain committed to maintaining the highest standards expected of a public company. We are excited about the future of Big Digital and the opportunities ahead as we continue executing on our strategy.”

About Big Digital Energy, Inc.

Big Digital Energy, Inc. (Nasdaq: “BGDE”) is a U.S.-based technology company that designs, builds, and operates next-generation digital infrastructure platforms. The Company provides services spanning artificial intelligence (“AI”), high performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive compute applications. The Company delivers both self-mining operations and colocation/hosting for enterprise customers, with a vertically integrated infrastructure model built for scalability and efficiency.

A core part of the Company’s strategy is powering its operations with carbon-free energy resources—including nuclear power—ensuring that its compute platforms support the rapid growth of the digital economy in an environmentally sustainable way. With 129 megawatts of capacity already online and more under development, the Company is positioning itself as a competitive provider of carbon-aware digital infrastructure solutions.

For more information about the Company, visit: https://bigdigital.energy

CONTACT

Investor Relations: IR@bigdigital.energy

Partnerships: Partnerships@bigdigital.energy

Media and Press: mediarelations@bigdigital.energy

Website: www.bigdigital.energy